Exhibit 23.1

We hereby consent to the use in the Registration Statement on Form S-1, of Qrons Inc., that was filed on or about November 30, 2021, of our Report of Independent Registered Public Accounting Firm, dated March 31, 2021, on the balance sheets of Qrons Inc., as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Heaton & Company, PLLC

Heaton & Company, PLLC
(dba Pinnacle Accountancy Group of Utah)
Farmington, Utah
November 30, 2021